EXHIBIT 3(d)

                            Articles Of Amendment
                                    To The
                      Restated Articles Of Incorporation
                                      Of
                        Florida Power & Light Company

These Articles of Amendment to the Restated Articles of Incorporation, as amended, of Florida Power & Light Company were adopted by the Stock Issuance Committee of the Board of Directors of Florida Power & Light Company pursuant to the Florida Business Corporation Act, Section 607.0602, Florida Statutes, for the purpose of establishing and designating a series within a class of its shares before the issuance of any shares of that series and determining the preferences, limitations and relative rights of such series. No shareholder action was required in accordance with Section 607.0602.

   1.   The name of the corporation is Florida Power & Light Company.

   2. The text of the amendment determining the terms of Series S of Florida Power & Light Company's Preferred Stock, $100 par value
("Preferred Stock"), is set forth below:

     (a) The new series of Preferred Stock established by this resolution is hereby designated "6.98% Preferred Stock, Series S."

     (b) The 6.98% Preferred Stock, Series S, is hereby authorized to be issued in the amount of 750,000 shares.

     (c) The dividend rate of the 6.98% Preferred Stock, Series S, shall be $6.98 per share per annum and no more, payable quarterly on March 1, June 1, September 1, and December 1, of each year, commencing on June 1, 1993, and dividends on the 750,000 shares of 6.98% Preferred Stock, Series S, shall commence to accrue from and after March 16, 1993, or such other date as the shares are actually issued.

     (d) The shares of 6.98% Preferred Stock, Series S, will not be redeemable prior to March 1, 2003. The Company, by a majority vote of its Board of Directors, may at any time, on and after March 1, 2003, upon not less than 30 days' notice redeem all of the 6.98% Preferred Stock, Series S, or may from time to time, on and after March 1, 2003, redeem any part thereof by paying in cash a redemption price consisting of the sum of:

         (i) (a) $103.49 per share if redeemed on or after March 1, 2003 and on or prior to the last day in February, 2004;
              (b) $103.14 per share if redeemed on or prior to the last
                  day in February, 2005;
              (c) $102.79 per share if redeemed on or prior to the last
                  day in February, 2006;
              (d) $102.44 per share if redeemed on or prior to the last
                  day in February, 2007;
              (e) $102.09 per share if redeemed on or prior to the last
                  day in February, 2008;
              (f) $101.74 per share if redeemed on or prior to the last
                  day in February, 2009;
              (g) $101.40 per share if redeemed on or prior to the last
                  day in February, 2010;
              (h) $101.05 per share if redeemed on or prior to the last
                  day in February, 2011;
              (i) $100.70 per share if redeemed on or prior to the last
                  day in February, 2012;
              (j) $100.35 per share if redeemed on or prior to the last
                  day in February, 2013 and thereafter, $100.00 per share, and

          (ii) in each case, an amount equivalent to the accrued and unpaid dividends, if any, to the date of redemption.

          (e) The manner of effecting such redemption shall be that which is applicable to the Company's 4 1/2% Preferred Stock, Series A.

          (f) The Company may deposit the aggregate redemption price (or the portion thereof not already paid) with any bank or trust company in the City of New York, New
              York or in the City of Miami, Florida or with The First National Bank of Boston, Transfer Agent and Registrar for the 6.98% Preferred Stock, Series S.

          (g) Except as above set forth, the 6.98% Preferred Stock, Series S, shall possess all of the characteristics of the Company's 4 1/2% Preferred Stock, Series A.

   3. The above amendment was duly adopted by the Stock Issuance Committee of the Board of Directors of the Company on March 9, 1993.


This, the 12th day of March, 1993.


Florida Power & Light Company


      PAUL J. EVANSON
      Paul J. Evanson
Senior Vice President, Finance
and Chief Financial Officer